EXHIBIT 99.1

Emclaire Financial Corp. Reports 33% Increase in Quarterly Earnings

EMLENTON, Pa., April 25, 2012 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.0 million for the three months ended March 31, 2012, compared to $781,000 for the same period in the prior year. Primarily contributing to the improvement of the quarterly earnings were increases in net interest income and securities gains, along with a modest decrease in the provision for loan losses.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

  Net income was $1.0 million for the quarter ended March 31, 2012, increasing $258,000 or 33.0% from $781,000 for the same quarter last year.
  Net interest income increased 4.7% to $3.9 million for the quarter ended March 31, 2012, compared to $3.7 million for the same quarter in 2011.
  Assets increased $21.0 million or 4.3% to $512.8 million at March 31, 2012, from $491.9 million at December 31, 2011.
  Customer deposits grew $21.0 million or 5.0% to $437.5 million at March 31, 2012 from $416.5 million at December 31, 2011.
  The Corporation's nonperforming assets decreased $1.0 million or 17.4% during the current quarter to $4.9 million or 0.95% of total assets, while classified and criticized loans decreased $739,000 or 6.3% to $11.1 million, or 3.4% of gross loans.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "We continue to be pleased with our consistent financial results these last several quarters and are especially happy to have a good start to 2012 with continued improved earnings and steady growth in customer relationships. Our focused net interest revenue management and disciplined expense control has led to improved core earnings, and our business development efforts have led to positive balance sheet growth in both commercial and consumer accounts."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders was $914,000 or $0.52 per common share for the three months ended March 31, 2012, compared to $683,000 or $0.47 per common share for the same period last year. The $231,000 or 33.8% increase was primarily related to increases in net interest income and noninterest income of $176,000 and $289,000, respectively, which were partially offset by increases in noninterest expense and the provision for income taxes of $50,000 and $164,000, respectively.

Net interest income increased $176,000 or 4.7% to $3.9 million for the quarter ended March 31, 2012 from $3.7 million in the same quarter last year. The increase in net interest income was primarily related to a decrease in interest expense of $213,000 or 14.1% as the Corporation's cost of funds decreased 22 basis points to 1.18% from 1.40% for the same quarter in 2011, which was partially offset by a $37,000 decrease in interest income for the quarter ended March 31, 2012. Driving this improvement was a $106,000 decrease in interest paid on deposits and a $107,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's paydown of $10.0 million in borrowings during 2011. The Corporation improved its core deposit ratio to 67.5% at March 31, 2012 from 63.4% at March 31, 2011, resulting in, along with historically low national interest rates, an overall reduction in deposit costs.

Noninterest income increased $289,000 or 31.1% to $1.2 million for the quarter ended March 31, 2012 from $930,000 for the same quarter in 2011. The increase was primarily related to a $320,000 increase in securities gains and a $16,000 increase in customer service fees, partially offset by a $77,000 decrease in fees from financial services. Financial services revenues declined due to the departure of a representative during the latter part of 2011 – the Corporation is currently looking to expand this division by recruiting additional representatives to improve prior year production and revenue levels. Excluding the securities gains, noninterest income decreased slightly to $795,000 from $826,000 between the quarterly periods.

Noninterest expense remained relatively flat, increasing by $50,000 or 1.4% to $3.6 million for the quarter ended March 31, 2012 compared to the same period last year. Management remained focused on expense control during the quarter, which included sound vendor administration strategies and efficient headcount management.

The provision for income taxes increased $164,000 or 90.1% to $346,000 for the quarter ended March 31, 2012 from $182,000 for the same period last year. This increase was primarily related to an increase in the estimated effective tax rate for 2012, which has been impacted by an increase in securities gains.

The Corporation realized an annualized return on average assets and common equity of 0.84% and 8.93%, respectively, for the quarter ended March 31, 2012, versus 0.66% and 8.73%, respectively, for the same quarter in 2011.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $21.0 million or 4.3% to $512.8 million at March 31, 2012 from $491.9 million at December 31, 2011. Asset growth was primarily driven by an $11.8 million increase in securities and a $7.6 million increase in net loans outstanding, funded primarily by a $21.0 million increase in customer deposits. This growth was realized through continued business development efforts, a focus on obtaining large commercial, government and institutional deposit accounts and the launch of new products primarily related to business banking.

Total nonperforming assets were $4.9 million or 0.95% of total assets at March 31, 2012 compared to $5.9 million or 1.14% of total assets at December 31, 2011. This $1.0 million or 17.4% decrease in nonperforming assets was primarily due to the successful resolution and payoff of a $450,000 nonperforming residential mortgage loan in addition to principal reductions resulting from other credit workouts and repayments. Classified and criticized assets decreased $739,000 or 6.3% to $11.1 million at March 31, 2012 from $11.8 million at December 31, 2011.

Stockholders' equity increased slightly to $50.9 million at March 31, 2012 compared to $50.7 million at December 31, 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.9% of total assets. Book value and tangible book value per common share were $23.37 and $20.43, respectively, at March 31, 2012.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended March 31
	2012	2011

Interest income	$ 5,215	$ 5,252
Interest expense	1,303	1,516
Net interest income	3,912	3,736
Provision for loan losses	113	120
Noninterest income	1,219	930
Noninterest expense	3,633	3,583
Income before provision for income taxes	1,385	963
Provision for income taxes	346	182
Net income	1,039	781
Accumulated preferred stock dividends and discount accretion	125	98
Net income available to common stockholders	$ 914	$ 683

Basic and diluted earnings per common share	$0.52	$0.47
Dividends per common share	$0.18	$0.16

Return on average assets (1)	0.84%	0.66%
Return on average equity (1)	8.17%	8.06%
Return on average common equity (1)	8.93%	8.73%
Yield on average interest-earning assets	4.57%	4.83%
Cost of average interest-bearing liabilities	1.47%	1.71%
Cost of funds	1.18%	1.40%
Net interest margin	3.47%	3.48%
Efficiency ratio	72.28%	72.92%
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(1) Returns are annualized for the three month periods ended March 31, 2012 and 2011.

CONSOLIDATED FINANCIAL CONDITION DATA:	As of 3/31/2012	As of 12/31/2011

Total assets	$ 512,838	$ 491,882
Cash and equivalents	29,960	28,193
Securities	134,984	123,154
Loans, net	320,095	312,545
Deposits	437,459	416,468
Borrowed funds	20,000	20,000
Common stockholders' equity	40,945	40,730
Stockholders' equity	50,945	50,730

Book value per common share	$23.37	$23.25
Tangible book value per common share	$20.43	$20.26

Net loans to deposits	73.17%	75.05%
Allowance for loan losses to total loans	1.12%	1.12%
Nonperforming assets to total assets	0.95%	1.19%
Earning assets to total assets	95.32%	95.18%
Stockholders' equity to total assets	9.93%	10.31%
Shares of common stock outstanding	1,751,908	1,751,908
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer
         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com